Exhibit 2.3

State of Delaware Secretary of State Division of Corporations
Delivered 01:54 PM 03/19/2025 FILED 01:54 PM 03/19/2025 SR 20251131222 – File Number 3256145	CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF 20/20 GENESYSTEMS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

20/20 GeneSystems, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	This Certificate of Amendment of the Corporation’s Second Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation in accordance with Section 242(d)(l) of the DGCL, which provides that no meeting or vote of the stockholders shall be required to adopt an amendment to the certificate of incorporation that only effects changes of a corporation’s name.

2.	The Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended to reflect a change in the name of the Corporation by amending and restating ARTICLE I in its entirety as follows:

“The name of the Corporation is 20/20 Biolabs, Inc.”

3.	This Certificate of Amendment of the Corporation’s Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed this 19th day of March 2025.

20/20 GENESYSTEMS, INC.

By:	/s/ Jonathan Cohen
Name:	Jonathan Cohen
Title:	Chief Executive Officer